Exhibit 99.1

CohBar Reports Fourth Quarter 2020

Financial Results and Provides Business Update

Company to host conference call and webcast at 5:00 p.m. ET

MENLO PARK, Calif., March 30, 2021 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the fourth quarter ended December 31, 2020.

“We made significant progress with our Phase 1b clinical study and preclinical programs,” stated Steven Engle, CohBar’s Chief Executive Officer. “We completed enrollment in the CB4211 Phase 1b study for the treatment of NASH and obesity and nominated a CB5138 Analog as our second clinical candidate based on positive preclinical studies during the last quarter. We also initiated a collaboration with NIAID to evaluate the potential of CB5064 Analogs for the treatment of COVID-19 associated ARDS, which followed confirmatory results in a preclinical model of ARDS. Overall, we are pleased with the advancement of our portfolio this past quarter and look forward to sharing our first clinical results on the CB4211 program.”

Fourth Quarter 2020 and Recent Highlights

•	Completed enrollment in the Phase 1b stage of the clinical study of CB4211 under development for NASH and obesity: The ongoing study evaluates CB4211 in subjects with non-alcoholic fatty liver disease (NAFLD) and obesity with at least 10% liver fat. Nonalcoholic steatohepatitis (NASH) has been estimated to affect as many as 12% of adults in the U.S., and there is currently no approved treatment for the disease. The company plans to announce last subject visit, which is anticipated in April. The company currently expects topline data at the end of the second quarter based on timing of the last subject visit and other factors.
•	Nominated CB5138-3 as lead clinical candidate for Idiopathic Pulmonary Fibrosis (IPF) and other fibrotic diseases: In March, the company announced the selection of CB5138-3 for advancement into IND-enabling activities. CohBar completed candidate screening and selected CB5138-3 based on its preclinical efficacy, preliminary safety data, and drug-like properties. CohBar has initiated IND-enabling activities for CB5138-3 with the goal of starting clinical studies in 2022. In addition, the company is continuing to evaluate the efficacy of CB5138 Analogs in models of other fibrotic diseases. IPF is a chronic, progressive, debilitating, and usually fatal interstitial lung disease that affects approximately 187,000 people worldwide.

•	Signed a Non-Clinical Evaluation Agreement (NCEA) with the National Institute of Allergy and Infectious Diseases (NIAID) to evaluate the potential of CB5064 Analogs for the treatment of COVID-19 Associated Acute Respiratory Distress Syndrome (ARDS): In January, the company announced it will be utilizing the non-clinical and pre-clinical services program offered by the NIAID, a division of the National Institutes of Health (NIH). NIAID will be responsible for any study conducted under the NCEA, such as the golden Syrian hamster SARS-CoV-2 model which has been used in the assessment of other COVID-19 therapeutics.
•	Generated confirmatory results in preclinical study of CB5064 Analog apelin receptor agonists in COVID-19 Associated ARDS and ARDS: In December, the company announced confirmatory results in an evaluation of its CB5064 Analogs in an ARDS model. These positive results included reduced levels of fluid accumulation and cytokine secretion. These are key processes underlying the lethal consequences of severe ARDS and COVID-19 associated ARDS. Based on these results, the company believes that these apelin agonists could be a potential treatment for ARDS patients in general, of which there are approximately three million globally.
•	Hosted key opinion leader webinar on IPF and CohBar’s antifibrotic peptides: In November, the company hosted a key opinion leader webinar on the current treatment landscape in IPF, the unmet medical need, and positive findings from preclinical studies of its CB5138 Analogs. The keynote speaker was world-class medical expert Dr. Toby Maher, Director of Interstitial Lung Disease and Professor of Medicine at the Keck School of Medicine, University of Southern California. Dr. Maher provided an authoritative and insightful overview of the IPF landscape, emphasizing the urgent need for new treatments. CohBar’s Chief Scientific Officer, Ken Cundy, Ph.D., presented recent results from CohBar’s antifibrotic program.
•	Gained additional bank research coverage: Recently, Wall Street banks Aegis Capital, Chardan Capital, and WBB Securities initiated coverage on CohBar and issued research reports on the company. Previously, ROTH Capital and Brookline Capital Markets initiated research coverage in 2020.
•	Featured in prominent biotechnology and business media: Recently, CohBar has been featured in publications such as BioSpace, Longevity Technology, and Chief Executive Magazine. For more information, please visit the Newsroom page on CohBar’s website at www.cohbar.com/news-media/newsroom.

Founders’ Update

During the fourth quarter and subsequent period, CohBar’s founders, Dr. Pinchas Cohen, Dean of the USC Leonard Davis School of Gerontology, and Dr. Nir Barzilai, Director of the Institute for Aging Research at Albert Einstein College of Medicine, continued to present and publish on the study of mitochondrial science, aging, and age-related diseases.

Dr. Cohen published a paper on the mechanisms of action of the mitochondrial peptide, Humanin, titled “The IL-27 Component EBI-3 and its Receptor Subunit IL-27Rα Are Essential for the Cytoprotective Action of Humanin on Male Germ Cells” in the journal Biology of Reproduction; and a commentary in the PBS periodical Next Avenue, entitled “COVID-19 and the Future of Aging: Prospects for Geroscience.”

Dr. Barzilai was a keynote speaker at the Quest for a COVID-19 Vaccine at the New York Academy of Science event in a presentation titled “Immunosenescence and COVID-19 Vaccines for the Elderly” and at AFAR’s The Future is Now: Innovations in AI and Big Data for Healthspan and Longevity event. He also was interviewed by the Wall Street Journal, Bloomberg, and The Sun among other publications, and was featured in the Peter Attia Drive and Demystifying Science podcasts.

Fourth Quarter 2020 Financial Highlights

●	Cash and Investments: CohBar had cash, cash equivalents and investments of $21.0 million as of December 31, 2020, compared to $12.6 million as of December 31, 2019. The cash burn for the quarter ended December 31, 2020, was approximately $2.4 million.

●	R&D Expenses: Research and development expenses were $2.7 million for the three months ended December 31, 2020, compared to $1.9 million in the prior year quarter. The increase in research and development expenses was primarily due to higher clinical trial costs related to the timing of those expenses offset by lower stock-based compensation costs.

●	G&A Expenses: General and administrative expenses were $1.7 million for both the three months ended December 31, 2020 and 2019.

●	Net Loss: For the three months ended December 31, 2020, net loss, which included $0.6 million of non-cash expenses, was $4.7 million, or $0.08 per basic and diluted share. For the three months ended December 31, 2019, net loss, which included $0.7 million of non-cash expenses, was $3.7 million, or $0.09 per basic and diluted share.

Fourth Quarter Investor Call and Slide Presentation:

Date: March 30, 2021
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13717040

Slide Presentation

-	Go to www.webex.com, click on the ‘Join a Meeting’ button and enter meeting number 145 355 3814 and password CWBR, or
-	Go to www.cohbar.com and click on Q4 2020 Shareholder Presentation at the top of homepage.

For individuals participating in the Investor Call and Slide Presentation, please call into the conference audio and log into Webex approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on March 30, 2021, through 11:59 p.m. Eastern Time on April 20, 2021. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13717040. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases associated with the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar has four preclinical programs: CB5138 Analogs for fibrotic diseases, CB5064 Analogs for COVID-19 associated ARDS, CB5046 Analogs for CXCR4-related cancer and orphan diseases, and MBT3 Analogs for cancer immunotherapy.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements which are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding timing and anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs, MBTs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable than and that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Balance Sheets

	As of
	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$2,894,575	$12,563,853
Investments	18,120,266	-
Prepaid expenses and other current assets	413,692	361,311
Total current assets	21,428,533	12,925,164
Property and equipment, net	394,004	523,677
Intangible assets, net	18,075	19,154
Other assets	67,403	64,242
Total assets	$21,908,015	$13,532,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$727,599	$444,776
Accrued liabilities	1,141,741	916,692
Accrued payroll and other compensation	853,335	677,755
Note payable, net of debt discount and offering costs of $15,656 and $0 as of December 31, 2020 and 2019, respectively	349,344	-
Total current liabilities	3,072,019	2,039,223
Notes payable, net of debt discount and offering costs of $26,159 and $546,312 as of December 31, 2020 and 2019, respectively	348,841	3,356,188
Total liabilities	3,420,860	5,395,411

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares;
No shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares;
Issued and outstanding 61,117,524 shares as of December 31, 2020 and 43,069,418 as of December 31, 2019	61,118	43,069
Additional paid-in capital	87,684,323	61,087,082
Accumulated deficit	(69,258,286)	(52,993,325)
Total stockholders’ equity	18,487,155	8,136,826
Total liabilities and stockholders’ equity	$21,908,015	$13,532,237

CohBar, Inc.

Statements of Operations

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2020	2019	2020	2019

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	2,697,165	1,897,908	6,937,610	6,631,928
General and administrative	1,667,587	1,671,883	6,261,905	5,951,106
Total operating expenses	4,364,752	3,569,791	13,199,515	12,583,034
Operating loss	(4,364,752)	(3,569,791)	(13,199,515)	(12,583,034)

Other income (expense):
Interest income	3,085	41,727	41,149	290,313
Interest expense	(77,046)	(78,692)	(311,410)	(312,200)
Equity modification expense	-	-	(2,290,688)	-
Amortization of debt discount and offering costs	(269,237)	(109,963)	(504,497)	(439,851)
Total other expense	(343,198)	(146,928)	(3,065,446)	(461,738)
Net loss	$(4,707,950)	$(3,716,719)	$(16,264,961)	$(13,044,772)
Basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.33)	$(0.30)
Weighted average common shares outstanding - basic and diluted	58,477,667	42,964,881	48,814,353	42,816,616